Rule 424(b)(2)
                                        Registration No. 33-66676

PRICING AND PROSPECTUS SUPPLEMENT DATED NOVEMBER 28, 1995

               HEALTH CARE PROPERTY INVESTORS, INC.
                   Medium-Term Notes, Series B

This Pricing and Prospectus Supplement accompanies and supplements the Prospectus, dated August 1, 1995, as supplemented by the Prospectus Supplement, dated August 1, 1995.

The Notes have the following terms (as applicable):

       Principal Amount:                        $1,000,000.00
       Agent's Discount or Commission:          .625%
       Net Proceeds to Issuer:                  $993,750.00
       Original Issue Price:                    100%
       Original Issue Date:                     December 01, 1995
       Stated Maturity Date:                    December 01, 2005
       Interest Rate Per Annum:                 7.03%
       Redemption Date(s):                      None
       Redemption Price(s):                     Not Applicable
       Notice of Redemption:                    Not Applicable
       Optional Repayment Date(s):              None
       Optional Repayment Price(s):             Not Applicable
       Notice of Optional Repayment:            Not Applicable
       Original Issue Discount:                 [ ] Yes     [X] No
       Form:                                    [X] Book-Entry/Global
                                                [ ] Definitive
       Agent:                                   [ ] Merrill Lynch & Co.
                                                [X] Goldman, Sachs & Co.

Agent acting in the capacity as indicated below:

       [X]   Agent           [ ]   Principal

If as Principal:

       [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

       [ ] The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

If as Agent:

       The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

Stated Interest:

       Based on the expected issue price of the Notes, the Company does not anticipate that the Notes will be issued with original issue discount. Holders of Notes will be required to include stated interest in gross income in accordance with their method of accounting for tax purposes. Each purchaser of Notes is encouraged to consult his or her tax advisor with respect to the tax consequences to him or her of the acquisition, ownership and disposition of the Notes. See "Material Federal Income Tax Considerations" in the accompanying Prospectus Supplement.